Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES APPOINTMENT OF PETER B. ROBINSON TO BOARD OF DIRECTORS

~ Company Expands Board to Eight Members ~

TOANO, VA, March 16, 2010 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced the expansion of its Board of Directors from seven to eight members and the appointment of Peter B. Robinson as a Class II director effective April 1, 2010.

Mr. Robinson currently serves as an Executive Vice President of Burger King Corporation where he is responsible for Burger King’s global marketing and strategy functions. Prior to assuming his current role, Mr. Robinson was an Executive Vice President and President of Burger King’s Europe, Middle East and Africa business segment. Before joining Burger King, Mr. Robinson worked for General Mills, Inc. as President of Pillsbury USA and Senior Vice President of General Mills Inc. Earlier in his career, Mr. Robinson held positions of increasing responsibility at The Pillsbury Company, PepsiCo, Kraft General Foods, and Procter & Gamble, Ltd. UK. Mr. Robinson holds a B.A. in Economics from Newcastle University.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “We are pleased to welcome Peter to our Board of Directors. Peter has extensive knowledge and experience in retail operations and marketing. We look forward to the knowledge and expertise he will bring to Lumber Liquidators’ board as we continue to grow our business and expand our value proposition.”

About Lumber Liquidators

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 195 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schon, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of the Company's philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

For further information contact:

Lumber Liquidators	FD
Daniel Terrell/Ashleigh McDermott	Leigh Parrish/Jessica Greenberger
Tel: 757.566.7512	Tel. 212.850.5600